Exhibit 2.3

EMPLOYEE MATTERS AGREEMENT

By and Between

HONEYWELL INTERNATIONAL INC.

and

GARRETT MOTION INC.

Dated as of September 27, 2018

i

ii

iii

EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of September 27, 2018, by and between HONEYWELL INTERNATIONAL INC., a Delaware corporation (“Honeywell”), and GARRETT MOTION INC., a Delaware corporation (“SpinCo” and, together with Honeywell, the “Parties”).

R E C I T A L S

WHEREAS the Parties have entered into the Separation and Distribution Agreement (the “Separation Agreement”), dated as of September 27, 2018, pursuant to which Honeywell intends to effect the Distribution; and

WHEREAS the Parties wish to set forth their agreements as to certain matters regarding employment, compensation and employee benefits.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.    Definitions. For purposes of this Agreement, the following terms shall have the following meanings. All capitalized terms used but not defined herein shall have the meanings assigned to them in the Separation Agreement unless otherwise indicated.

“Benefit Plan” shall mean any plan, program, policy, agreement, arrangement or understanding that is an employment, consulting, deferred compensation, executive compensation, incentive bonus or other bonus, employee pension, profit sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation right, restricted stock, restricted stock unit, deferred stock unit, other equity-based compensation, severance pay, retention, change in control, salary continuation, life, death benefit, health, hospitalization, workers’ compensation, sick leave, vacation pay, disability or accident insurance or other employee compensation or benefit plan, program, policy, agreement, arrangement or understanding, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (whether or not subject to ERISA) sponsored or maintained by such entity or to which such entity is a party.

“COBRA” shall mean the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, and any applicable similar state or local laws.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreements” has the meaning set forth in Section 2.03.

“Continuing Options” has the meaning set forth in Section 12.03.

“Delayed Transfer Employee” has the meaning set forth in Section 2.02.

“Destination Employer” has the meaning set forth in Section 2.02.

“Employment Taxes” shall mean all fees, Taxes, social insurance payments or similar contributions to a fund of a Governmental Authority with respect to wages or other compensation of an employee or other service provider.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

“Former Business” means any terminated, divested or discontinued businesses, operations or properties of either the Honeywell Group, the SpinCo Group, any of their respective members or any of their respective predecessors, in each case, prior to the Distribution.

“Former Honeywell Employee” shall mean a former employee who on the applicable date is not a Former SpinCo Employee.

“Former SpinCo Employee” shall mean, as of any applicable date, each individual who (a) as of immediately prior to such individual’s termination of employment (x) was a SpinCo Employee or (y) dedicated all or substantially all of his or her employment services to the activities and operations of the SpinCo Business (excluding any employees providing services to the SpinCo Group pursuant to the TSA) and (b) as of such applicable date, is not employed by any member of the SpinCo Group.

“Formula Value” shall mean, in respect of a stock option award to purchase Honeywell Common Stock granted in 2018 under the Honeywell Equity Plans, the product of (a) the number of shares of Honeywell Common Stock subject to such option award, multiplied by (b) $23.65.

“GPUs” shall mean any growth plan units awarded using a 2016 Growth Plan Agreement under the Honeywell 2011 Stock Incentive Plan or the Honeywell 2016 Stock Incentive Plan.

“Honeywell 401(k) Plan” has the meaning set forth in Section 9.01.

“Honeywell Benefit Plan” shall mean any Benefit Plan sponsored, maintained or, unless such Benefit Plan is sponsored or maintained by a member of the SpinCo Group, contributed to by any member of the Honeywell Group or to which any member of the Honeywell Group is a party.

“Honeywell Employee” shall mean, as of any applicable date, (a) each individual who is an employee of the Honeywell Group as of immediately prior to the Distribution, including any individual who is not actively at work due to a leave of absence (including vacation, holiday, illness, injury, short-term disability and including, until such time as provided in ARTICLE 7, any SpinCo LTD Employee) from which such employee is permitted to return to active employment in accordance with the Honeywell Group’s personnel policies, as in effect from time to time, or applicable Law, (b) each individual who becomes an active employee of the Honeywell Group following the Distribution but, in each case, excluding any SpinCo Employee or Former SpinCo Employee, and (c) each individual who, although deemed to be an employee of the SpinCo Group due to the Transfer of Undertakings because of such individual’s rendering of services pursuant to the TSA or otherwise, is intended by Honeywell to be a Honeywell Employee.

“Honeywell Equity Plans” shall mean the 2016 Stock Incentive Plan, the 2011 Stock Incentive Plan, the 2006 Stock Incentive Plan, each as amended from time to time, and any other stock option or stock incentive compensation plan or arrangement, including equity award agreements, that is a Honeywell Benefit Plan, as in effect as of the time relevant to the applicable provision of this Agreement.

“Honeywell Flexible Spending Account” shall mean any flexible spending arrangement under any cafeteria plan qualifying under Section 125 of the Code that is a Honeywell Benefit Plan.

“Honeywell Health Savings Account” shall mean any health savings account under a health savings account plan that is a Honeywell Benefit Plan.

“Honeywell LTD Plan” shall mean any long-term disability insurance plan that is a Honeywell Benefit Plan.

“Honeywell Nonqualified Deferred Compensation Plans” shall mean the Honeywell Deferred Incentive Compensation Plan, the Honeywell Supplemental Savings Plan, the Supplemental Pension Plan, the Supplemental Executive Retirement Plan for Executives in Career Band 6 and Above, the Supplemental Defined Benefit Retirement Plan, each as amended from time to time, and any other nonqualified deferred compensation plan or arrangement (including individual arrangements) that is a Honeywell Benefit Plan, as in effect as of the time relevant to the applicable provision of this Agreement.

“Honeywell Partial Transfer Pension Plan” has the meaning set forth in Section 8.02.

“Honeywell Pension Plan” has the meaning set forth in Section 8.01.

“Honeywell RSU Value” shall mean, in respect of a restricted stock unit award related to Honeywell Common Stock granted and outstanding under the Honeywell Equity Plans as of immediately prior to the Distribution Date, the product of (a) the “regular way” closing price of a share of Honeywell Common Stock on the last trading day immediately prior to the Distribution Date, multiplied by (b) the number of shares of Honeywell Common Stock subject to such RSU.

“Honeywell Welfare Plan” shall mean each Welfare Plan that is a Honeywell Benefit Plan.

“Honeywell Workers’ Compensation Plan” shall mean any workers’ compensation plan that is a Honeywell Benefit Plan.

“Irish ESOP” has the meaning set forth in Section 12.07.

“Irish Profit Sharing Scheme” has the meaning set forth in Section 12.07.

“Local Agreement” shall mean an agreement describing the implementation of the matters described in this Agreement (including, without limitation, matters regarding employment, compensation and employee benefits) with respect to Non-U.S. Employees in accordance with applicable non-U.S. Law in the custom of the applicable jurisdictions.

“Non-U.S. Employees” has the meaning set forth in Section 13.01.

“Projected Benefit Obligation” has the meaning set forth in Section 8.01.

“SpinCo 401(k) Plan” has the meaning set forth in Section 9.01.

“SpinCo Benefit Plan” shall mean any Benefit Plan sponsored, maintained or, unless such Benefit Plan is sponsored or maintained by a member of the Honeywell Group, contributed to by any member of the SpinCo Group or to which any member of the SpinCo Group is a party.

“SpinCo Business” means the business of designing, manufacturing and selling turbocharger, electric-boosting and connected vehicle technologies for light and commercial vehicle original equipment manufacturers and the aftermarket, as conducted by Honeywell and its Affiliates prior to the Distribution, including as described in the Information Statement; provided that the SpinCo Business shall not include any Former Business.

“SpinCo Employee” shall mean, as of any applicable date, (a) each individual who is an employee of the SpinCo Group as of immediately prior to the Distribution, including any individual who is not actively at work due to a leave of absence (including vacation, holiday, illness, injury, short-term disability but excluding, until such time as provided in ARTICLE 7, any SpinCo LTD Employee) from which such employee is permitted to return to active employment in accordance with the SpinCo Group’s personnel policies, as in effect from time to time, or applicable Law, (b) each individual who becomes an active employee of the SpinCo Group following the Distribution, but, in each case of clause (a) or (b), excluding any Former SpinCo Employee, (c) each individual listed on Schedule 1.01(a) or listed in a Local Agreement as a SpinCo Employee and (d) each individual who, although deemed to be an employee of the Honeywell Group due to the Transfer of Undertakings because of such individual’s rendering of services pursuant to the TSA or otherwise, is intended by Honeywell to be a SpinCo Employee; provided, however, that, unless otherwise required by applicable Law, each individual listed on Schedule 1.01(b) or listed in a Local Agreement as a Honeywell Employee shall be a Honeywell Employee for all purposes of this Agreement.

“SpinCo Incentive Payments” has the meaning set forth in Section 3.01.

“SpinCo Long-Term Incentive Plan” has the meaning set forth in Section 12.01.

“SpinCo LTD Employee” shall mean any employee of the SpinCo Group who, as of immediately prior to the Distribution, is receiving long-term disability benefits under the Honeywell LTD Plan.

“SpinCo Partial Transfer Pension Plan” has the meaning set forth in Section 8.02.

“SpinCo RSU” shall mean a restricted stock unit award related to SpinCo Common Stock.

“SpinCo RSU Value” shall mean, in respect of a SpinCo RSU award, the product of (a) the “when issued” closing price of a share of the SpinCo Common Stock on the last trading day immediately prior to the Distribution Date, multiplied by (b) the number of shares of SpinCo Common Stock subject to such SpinCo RSU.

“SpinCo Full Transfer Pension Plans” has the meaning set forth in Section 8.03.

“SpinCo U.S. Pension Liabilities” has the meaning set forth in Section 8.01.

“SpinCo U.S. Pension Participants” has the meaning set forth in Section 8.01.

“SpinCo U.S. Pension Plan” has the meaning set forth in Section 8.01.

“SpinCo U.S. Pension Transfer Date” has the meaning set forth in Section 8.01.

“SpinCo U.S. Pension Trust” has the meaning set forth in Section 8.01.

“SpinCo Welfare Plans” has the meaning set forth in Section 6.01.

“SpinCo Workers’ Compensation Plan” has the meaning set forth in Section 6.03.

“Spread Value” shall mean, in respect of a stock option award to purchase Honeywell Common Stock granted under the Honeywell Equity Plans, the product of (a) the excess of (x) the “regular way” closing price of a share of Honeywell Common Stock on the last trading day immediately prior to the Distribution Date, over (y) the applicable exercise price of such stock option, multiplied by (b) the number of shares of Honeywell Common Stock subject to such stock option award.

“Subsidiary” of any Person shall mean any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that, solely for purposes of this Agreement, SpinCo and its Subsidiaries shall not be considered Subsidiaries of Honeywell (or members of the Honeywell Group) prior to, on or after the Distribution.

“Tax Return” shall have the meaning set forth in the TMA.

“Taxes” shall have the meaning set forth in the TMA.

“Taxing Authority” shall have the meaning set forth in the TMA.

“TMA” shall mean the Tax Matters Agreement dated as of the date of this Agreement by and between Honeywell and SpinCo.

“Transfer of Undertakings” shall mean the Transfers of Undertakings Directive 2001/23/EC of the European Council and any similar applicable Law.

“TSA” shall mean the Transition Services Agreement dated as of the date of this Agreement by and between Honeywell and SpinCo.

“UK Share Purchase Plan” has the meaning set forth in Section 12.06.

“Welfare Plan” shall mean each Benefit Plan that provides life insurance, health care, dental care, accidental death and dismemberment insurance, disability, severance, vacation or other group welfare or fringe benefits.

“Welfare Plan Date” has the meaning set forth in Section 6.01.

“Workers’ Compensation Event” shall mean the event, injury, illness or condition giving rise to a workers’ compensation claim with respect to a SpinCo Employee or Former SpinCo Employee.

“Workers’ Compensation Plan Date” has the meaning set forth in Section 6.03.

ARTICLE 2

GENERAL PRINCIPLES

Section 2.01.    SpinCo Employees. Except as provided in Section 2.02, all SpinCo Employees as of immediately prior to the Distribution shall continue to be employees of the SpinCo Group immediately following the Distribution. The Parties hereto agree that none of the transactions contemplated by the Separation Agreement or any of the Ancillary Agreements, including this Agreement, shall result in any SpinCo Employee, SpinCo LTD Employee or Former SpinCo Employee being deemed to have incurred a termination of employment or being eligible to receive severance benefits, solely as a result of the Distribution.

Section 2.02.    Delayed Transfer Employees. To the extent that applicable Law or any arrangement with a Governmental Authority prevents the Parties from causing any (a) Honeywell Employee who is intended to be a SpinCo Employee to be employed by a member of the SpinCo Group as of immediately following the Distribution as contemplated by Section 2.01 or (b) SpinCo Employee who is intended to be a Honeywell Employee to be employed by a member of the Honeywell Group as of immediately following the Distribution (each such employee, a “Delayed Transfer Employee” and the SpinCo Group or Honeywell Group entity to which such Delayed Transfer Employee is intended to be transferred, the “Destination Employer”), the Parties shall use commercially reasonable efforts to ensure that (i) such Delayed Transfer Employee becomes employed by the Destination Employer at the earliest time permitted by applicable Law or such agreement with a Governmental Authority and (ii) the Destination Employer receives the benefit of such Delayed Transfer Employee’s services from and after the Distribution, including under the TSA or by entering into an employee leasing or similar arrangement. “Delayed Transfer Employee” shall also include any Honeywell Employee who, following the Distribution, provides services to the SpinCo Group under the TSA and whose employment is intended by Honeywell to transfer to the SpinCo Group following the completion of the applicable TSA service, and with respect to such Delayed Transfer Employees, the Parties shall use commercially reasonable efforts to ensure that any such Delayed Transfer Employee becomes employed by the SpinCo Group as soon as practicable following the completion of the applicable TSA service. From and after the commencement of a Delayed Transfer Employee’s employment with the Destination Employer, such Delayed Transfer Employee shall be treated for all purposes of this Agreement, including Section 4.02, as if such Delayed Transfer Employee commenced employment with the Destination Employer as of the Distribution as contemplated by Section 2.01.

Section 2.03.    Collectively Bargained Employees. All provisions contained in this Agreement providing for the treatment of compensation and benefits in connection with the Distribution shall apply equally to any employee who is covered by any collective bargaining, works council or other labor union contract or labor arrangement (collectively, “Collective Bargaining Agreements”), except to the extent that any such agreement specifically provides for the compensation or benefits contemplated by such provision and, in each such case, such agreement shall apply rather than the terms of this Agreement.

Section 2.04.    Collective Bargaining Agreements. As of the Distribution, SpinCo shall, and shall cause the members of the SpinCo Group as appropriate to, adopt and assume any Collective Bargaining Agreement covering any of the SpinCo Employees immediately prior to the Distribution, subject to any agreed upon changes required by the transition of such Collective Bargaining Agreement to SpinCo or applicable Law, and recognize the works councils, labor unions and other employee representatives that are party to such Collective Bargaining Agreements; provided that any compensation or benefits that were, prior to the Distribution, provided to SpinCo Employees under the Collective Bargaining Agreements through the Honeywell Benefit Plans shall, to the extent such compensation and benefits are still required to be provided under the Collective Bargaining Agreements on and after the Distribution, be provided as mutually agreed with such works councils, labor unions and other employee representatives through the SpinCo Benefit Plans as set forth in this Agreement.

Section 2.05.    Liabilities and Assets Generally. From and after the Distribution Date, except as expressly provided in this Agreement (or a Local Agreement) or as required under applicable Law, (a) SpinCo and the SpinCo Group shall assume or retain, as applicable, and SpinCo hereby agrees to pay, perform, fulfill and discharge, in due course in full, (i) all Liabilities with respect to the employment or termination of employment of all SpinCo Employees, Former SpinCo Employees and their dependents and beneficiaries, and other service providers, in each case, to the extent arising, in whole or in part, in connection with or as a result of employment with or the performance or services to any member of the SpinCo Group and (ii) any other Liabilities expressly assigned to SpinCo or any member of the SpinCo Group under this Agreement, and (b) Honeywell and the Honeywell Group shall assume or retain, as applicable, and Honeywell hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities with respect to the employment or termination of employment of all Honeywell Employees, Former Honeywell Employees and their dependents and beneficiaries, and other service providers, in each case to the extent solely arising in connection with or as a result of employment with or the performance of services to any member of the Honeywell Group and (ii) any other Liabilities expressly assigned to Honeywell or any member of the Honeywell Group under this Agreement. All assets held in trust to fund the Honeywell Benefit Plans and all insurance policies funding the Honeywell Benefit Plans shall be Honeywell Assets (as defined in the Separation Agreement), except to the extent specifically provided otherwise in this Agreement or a Local Agreement.

Section 2.06.    Benefit Plans. Except as otherwise specifically provided in this Agreement or as may otherwise be provided in accordance with the TSA, as of the Distribution, each SpinCo Employee (and each of their respective dependents and beneficiaries) shall cease active participation in, and each member of the SpinCo Group shall cease to be a participating employer in, all Honeywell Benefit Plans, and, as of such time, SpinCo shall, or shall cause its Subsidiaries to, have in effect such corresponding SpinCo Benefit Plans as are necessary to comply with its obligations pursuant to this Agreement. Effective upon the Distribution, except as otherwise specifically provided in this Agreement (or a Local Agreement), (a) Honeywell shall, or shall cause one or more members of the Honeywell Group to, retain, pay, perform, fulfill and discharge all Liabilities arising out of or relating to all Honeywell Benefit Plans, and (b) SpinCo shall, or shall cause one of the members of the SpinCo Group to, retain, pay, perform, fulfill and discharge all Liabilities arising out of or relating to all SpinCo Benefit Plans.

Section 2.07.    Payroll Services. Except as may otherwise be provided in accordance with the TSA, prior to, on and after the Distribution, the members of the SpinCo Group shall be solely responsible for providing payroll services to the SpinCo Employees and Former SpinCo Employees.

Section 2.08.    No Change in Control. The Parties hereto agree that none of the transactions contemplated by the Separation Agreement or any of the Ancillary Agreements, including this Agreement, constitutes a “change in control,” “change of control” or similar term, as applicable, within the meaning of any Honeywell Benefit Plan or SpinCo Benefit Plan, including the SpinCo Long-Term Incentive Plan.

Section 2.09.    Inadvertent Transfers. In the event that Honeywell determines following the Distribution that an individual who was intended to be a Honeywell Employee or a SpinCo Employee has inadvertently become employed by the SpinCo Group or the Honeywell Group, respectively, due to the operation of the Transfer of Undertakings because of such individual’s rendering of services pursuant to the TSA or otherwise, the Parties shall cooperate in good faith and take such actions as may be reasonably necessary in order to cause the employment of such individuals to be promptly transferred to a member of the Honeywell Group or the SpinCo Group, as applicable, and as intended by Honeywell prior to the Distribution.

ARTICLE 3

NON-EQUITY INCENTIVES

Section 3.01.    SpinCo Employee Incentives. Unless otherwise provided for in an individual agreement with a SpinCo Employee to which Honeywell is a party, on and after the Distribution, SpinCo shall assume and be solely responsible for Liabilities with respect to any annual bonus or other cash-based incentive or retention awards, including, without limitation, awards under the TS Employee Retention Program (but excluding GPUs, which shall be treated in accordance with ARTICLE 12) under any Benefit Plan to any SpinCo Employee, SpinCo LTD Employee or Former SpinCo Employee, including, for the avoidance of doubt, any such awards with respect to the year in which the Distribution occurs (the “SpinCo Incentive Payments”). SpinCo shall be responsible for determining the amounts of all SpinCo Incentive Payments that have not been determined prior to the Distribution, including the extent to which established performance criteria (as interpreted by SpinCo, in its sole discretion) have been met, and shall pay all SpinCo Incentive Payments no later than the times provided for under the applicable Benefit Plan. For the avoidance of doubt, any determinations made prior to the Distribution regarding the amounts of any SpinCo Incentive Payments shall be subject to Honeywell’s prior written approval.

ARTICLE 4

SERVICE CREDIT

Section 4.01.    Honeywell Benefit Plans. Except as may otherwise be provided in accordance with the TSA and except as otherwise provided in Section 12.03, service of SpinCo Employees and Former SpinCo Employees, on and after the Distribution, with any member of the SpinCo Group or any other employer, as applicable, other than any member of the Honeywell Group, shall not be taken into account for any purpose under any Honeywell Benefit Plan.

Section 4.02.    SpinCo Benefit Plans. Unless prohibited by applicable Law, SpinCo shall, and shall cause its Subsidiaries to, credit service accrued by each SpinCo Employee with, or otherwise recognized for purposes of any Benefit Plan by, any member of the Honeywell Group or the SpinCo Group on or prior to the Distribution for purposes of (a) eligibility, vesting and benefit accrual under each SpinCo Benefit Plan under which service is relevant in determining eligibility, vesting and benefit accrual, (b) determining the amount of severance payments and benefits (if any) payable under each SpinCo Benefit Plan that provides severance payments or benefits and (c) determining the number of vacation days to which each such employee shall be entitled following the Distribution, in the case of clauses (a), (b) and (c), (i) to the same extent recognized by the relevant members of the Honeywell Group or SpinCo Group or the corresponding Honeywell Benefit Plan or SpinCo Benefit Plan immediately prior to the later of the Distribution Date and the date such employee ceases participating in the applicable Honeywell Benefit Plan in accordance with the TSA and (ii) except to the extent such credit would result in a duplication of benefits for the same period of service.

ARTICLE 5

SEVERANCE

Section 5.01.    Severance. The SpinCo Group shall be solely responsible for all Liabilities, including all severance or other separation payments and benefits (including any termination indemnity or retirement indemnity plan (e.g., the termination indemnity plan in France)), relating to the termination or alleged termination of any SpinCo Employee’s or Former SpinCo Employee’s employment, whether occurring prior to, on or following the Distribution Date. For the avoidance of doubt, such Liabilities shall include any employer-paid portion of any Employment Taxes and shall be treated as Liabilities of SpinCo and the SpinCo Group in accordance with the principles of Section 2.05.

ARTICLE 6

CERTAIN WELFARE BENEFIT PLAN MATTERS;

WORKERS’ COMPENSATION CLAIMS

Section 6.01.    SpinCo Welfare Plans. Without limiting the generality of Section 2.06, effective as of the Distribution or such later date as agreed to between Honeywell and SpinCo in accordance with the TSA (such applicable date, the “Welfare Plan Date”), SpinCo shall establish Welfare Plans (collectively, the “SpinCo Welfare Plans”) to provide welfare benefits to the SpinCo Employees (and their dependents and beneficiaries) in each applicable jurisdiction and, as of the applicable Welfare Plan Date, each SpinCo Employee (and his or her dependents and beneficiaries) shall cease active participation in the corresponding Honeywell Welfare Plan. For the avoidance of doubt, for purposes of this ARTICLE 6, the term “SpinCo Employees” shall be deemed to include any Former SpinCo Employee who was receiving welfare benefits in connection with his or her termination of employment from a member of the Honeywell Group or the SpinCo Group as of the applicable Welfare Plan Date. Notwithstanding the foregoing, to the extent that Honeywell determines that the aforementioned provision of welfare benefits by SpinCo to a Former SpinCo Employee is not feasible, such Former SpinCo Employee may continue active participation in the corresponding Honeywell Welfare Plan after the Welfare Plan Date and SpinCo shall reimburse the Honeywell Group for any Liabilities associated with such Former SpinCo Employee after the Welfare Plan Date.

Section 6.02.    Allocation of Welfare Benefit Claims. (a) The members of the Honeywell Group shall retain all Liabilities in accordance with the applicable Honeywell Welfare Plan for all reimbursement claims (such as medical and dental claims) and for all non-reimbursement claims (such as life insurance claims), in each case, incurred by SpinCo Employees and Former SpinCo Employees (and each of their respective dependents and beneficiaries) under such plans prior to the applicable Welfare Plan Date and (b) the members of the SpinCo Group shall retain all Liabilities in accordance with the SpinCo Welfare Plans for all reimbursement claims (such as medical and dental claims) and for all non-reimbursement claims (such as life insurance claims), in each case, incurred by SpinCo Employees and Former SpinCo Employees (and each of their respective dependents and beneficiaries) on or after the applicable Welfare Plan Date; provided that, SpinCo shall reimburse Honeywell in accordance with the TSA for Liabilities incurred under clause (a) between the Distribution Date and the applicable Welfare Plan Date. For purposes of this Section 6.02, a benefit claim shall be deemed to be incurred as follows: (i) health, dental, vision, employee assistance program and prescription drug benefits (including in respect of any hospital confinement), upon provision of such services, materials or supplies; and (ii) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, cessation of employment or other event giving rise to such benefits.

Section 6.03.    Workers’ Compensation Claims. In the case of any workers’ compensation claim of any SpinCo Employee or Former SpinCo Employee in respect of his or her employment with the Honeywell Group or the SpinCo Group, such claim shall be covered (a) under the applicable Honeywell Workers’ Compensation Plan if the Workers’ Compensation Event occurred prior to the Distribution, (b) under a workers’ compensation plan of the SpinCo Group (each, a “SpinCo Workers’ Compensation Plan”) for the applicable jurisdiction if the Workers’ Compensation Event occurs on or after the Distribution and the related claim is submitted after the date SpinCo has established a workers’ compensation plan (the “Workers’ Compensation Plan Date”) and (c) under the applicable Honeywell Workers’ Compensation Plan if the Workers’ Compensation Event occurs on or after the Distribution and the related claim is submitted prior to the Workers’ Compensation Plan Date; provided that SpinCo shall reimburse Honeywell in accordance with the TSA for Liabilities incurred under clause (c) between the Distribution Date and the applicable Workers’ Compensation Plan Date. If the Workers’ Compensation Event occurs over a period both preceding and following the Distribution, the claim shall be jointly covered under the Honeywell Workers’ Compensation Plan and the SpinCo Workers’ Compensation Plan and shall be equitably apportioned between them based upon the relative periods of time that the Workers’ Compensation Event transpired preceding and following the Distribution; provided that, if a claim in respect of such Workers’ Compensation Event is submitted prior to the Workers’ Compensation Plan Date, then such claim shall be covered under the Honeywell Workers’ Compensation Plan and SpinCo shall appropriately reimburse Honeywell in accordance with the TSA.

Section 6.04.    COBRA. In the event that a SpinCo Employee or Former SpinCo Employee (a) was receiving, or was eligible to receive, continuation health coverage pursuant to COBRA on or prior to the applicable Welfare Plan Date, Honeywell and the Honeywell Welfare Plans shall be responsible for all Liabilities to such employee (or his or her eligible dependents) in respect of COBRA; or (b) becomes eligible to receive continuation health coverage pursuant to COBRA following the applicable Welfare Plan Date, SpinCo and the SpinCo Welfare Plans shall be responsible for all Liabilities to such employee (or his or her eligible dependents) in respect of COBRA; provided that SpinCo shall reimburse Honeywell in accordance with the TSA for Liabilities incurred under clause (a) prior to the applicable Welfare Plan Date. SpinCo shall indemnify, defend and hold harmless the members of the Honeywell Group from and against any and all Liabilities relating to, arising out of or resulting from COBRA provided by SpinCo, or the failure of SpinCo to meet its COBRA obligations, to SpinCo Employees, Former SpinCo Employees and their respective eligible dependents.

Section 6.05.    Health Savings Account. Without limiting the generality of Section 2.05, Section 2.06 and Section 14.01 and subject to Section 16.09, Honeywell and SpinCo shall use commercially reasonable efforts to cooperate in administering any Honeywell Health Savings Account in connection with the Distribution in accordance with the terms of the applicable Honeywell Benefit Plan, including by exchanging any necessary participant records and engaging recordkeepers, administrators, providers, insurers and other third parties.

Section 6.06.    Flexible Spending Account. Without limiting the generality of Section 2.05, Section 2.06 and Section 14.01 and subject to Section 16.09, Honeywell and SpinCo shall use commercially reasonable efforts to cooperate in administering any Honeywell Flexible Spending Account in connection with the Distribution in accordance with the terms of the applicable Honeywell Benefit Plan, including by exchanging any necessary participant records and engaging recordkeepers, administrators, providers, insurers and other third parties.

ARTICLE 7

LONG-TERM DISABILITY

Section 7.01.    Benefits. Except as otherwise specifically provided in this Agreement and subject to Section 7.02, on and after the Distribution, the SpinCo LTD Employees shall be deemed to be employees of the Honeywell Group for purposes of this Agreement, including participation in the Honeywell LTD Plans; provided that SpinCo shall reimburse Honeywell in accordance with the TSA for Liabilities incurred under this Section 7.01 with respect to any additional ancillary benefits that any SpinCo LTD Employee is eligible to receive while receiving payments under any Honeywell LTD Plan, in accordance with applicable Honeywell policies (including, without limitation, continued health insurance subsidies, continued participation in life insurance programs and continued participation in any Honeywell Benefit Plan other than a Honeywell LTD Plan). For the avoidance of doubt, other than the benefits provided under any Honeywell LTD Plan to any SpinCo LTD Employee, all Liabilities with respect to SpinCo LTD Employees (including, without limitation, any Liabilities arising out of any such SpinCo LTD Employee ceasing to participate in, or receive benefits under, any Honeywell LTD Plan for any reason) shall be treated as a Liability of SpinCo and the SpinCo Group in accordance with Section 2.05.

Section 7.02.    Return to Work. To the extent required by applicable SpinCo policies, as in effect from time to time, and applicable Law, SpinCo shall, or shall cause its Subsidiaries to, employ any SpinCo LTD Employee at such time, if any, as such SpinCo LTD Employee is ready to return to active employment, and from and after such time, such employee shall no longer be deemed an employee of the Honeywell Group and shall be deemed a SpinCo Employee for purposes of this Agreement; provided that, if such SpinCo LTD Employee presents himself or herself for active employment and is not employed by a member of the SpinCo Group due to applicable SpinCo policies, and if such SpinCo LTD Employee’s employment is terminated by a member of the Honeywell Group within a reasonable time thereafter, SpinCo shall indemnify the Honeywell Group for all Liabilities incurred in connection with such termination.

ARTICLE 8

DEFINED BENEFIT PENSION PLANS

Section 8.01.    Honeywell U.S. Defined Benefit Pension Plan. Notwithstanding Section 2.06 or any other provision of this Agreement to the contrary, following the Distribution, the Honeywell Group shall retain sponsorship of the Honeywell International Inc. Retirement Earnings Plan (the “Honeywell Pension Plan”) and all assets and Liabilities arising out of or relating to the Honeywell Pension Plan; provided that, on or prior to the Distribution, Honeywell shall assign, and SpinCo shall accept such assignment (or cause such assignment to be accepted), to a new U.S. defined benefit pension plan sponsored by SpinCo (the “SpinCo U.S. Pension Plan”) all Liabilities for vested and unvested benefits under the Honeywell Pension Plan relating to SpinCo Employees, SpinCo LTD Employees and Former SpinCo Employees (the “SpinCo U.S. Pension Liabilities”, and such individuals, the “SpinCo U.S. Pension Participants”). No later than the Distribution Date, SpinCo shall establish or maintain, or cause to be established or maintained, such SpinCo U.S. Pension Plan, which shall have material terms and conditions that are substantially identical to the terms and conditions of the Honeywell Pension Plan that apply to the SpinCo U.S. Pension Participants and shall be (or remain) qualified under Section 401(a) of the Code, and a trust which is part of such SpinCo U.S. Pension Plan and which shall be exempt from tax under Section 501(a) of the Code (the “SpinCo U.S. Pension Trust”). Each SpinCo. U.S. Pension Participant shall become a participant in the SpinCo U.S. Pension Plan as of the Distribution Date. As soon as reasonably practicable following the Distribution Date, Honeywell shall transfer (or cause to be transferred) from the Honeywell Pension Plan (or applicable trust related thereto) to the SpinCo U.S. Pension Trust an amount of assets from the Honeywell Pension Plan with a fair market value equal to the “Projected Benefit Obligation” (as defined in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 715) related to the SpinCo U.S. Pension Liabilities as of the Distribution Date, as calculated by an actuary designated by Honeywell using the actuarial assumptions and calculation procedures used by Honeywell in the determination of the most recent Projected Benefit Obligation amount disclosed by Honeywell in an applicable filing with the SEC in accordance with Accounting Standards Codification Topic 715-30, except that the discount rate assumption shall be the discount rate used by Honeywell for its internal modeling, reporting and financial statement purposes as of the last day of the calendar month immediately prior to the calendar month in which the Distribution Date occurs, with the fair market value of such transferred assets based on actual market values as of the date of transfer (and, for the avoidance of doubt, such amount of assets shall be determined and certified by an actuary in accordance with Section 414(l) of the Code and Treasury Regulation 1.414(l)-1 promulgated thereunder). The date of such transfer is hereinafter referred to as the “SpinCo U.S. Pension Transfer Date”. Notwithstanding the foregoing, no transfer of Liabilities or assets shall be made from the Honeywell Pension Plan to the SpinCo U.S. Pension Plan until the later of (a) such date as agreed to between Honeywell and SpinCo in accordance with the TSA, if any, and (b) such time as Honeywell has determined, in its sole discretion, that (i) SpinCo has established the SpinCo U.S. Pension Trust, (ii) the SpinCo U.S. Pension Plan satisfies the requirements for a qualified plan under Section 401(a) of the Code, (iii) the SpinCo U.S. Pension Trust is exempt from tax under Section 501(a) of the Code and (iv) the parties have received all other approvals from all applicable Governmental Authorities (or other such approvals that are pending). Following the SpinCo U.S. Pension Transfer Date, Honeywell and the

Honeywell Group shall have no further liability (either under this Agreement or otherwise) to provide the SpinCo U.S. Pension Participants with benefits under the Honeywell Pension Plan. The SpinCo U.S. Pension Plan and the SpinCo U.S. Pension Trust (and any successor to such plan and/or trust) shall provide that (i) with respect to assets transferred to the SpinCo Pension Plan from the Honeywell Pension Plan, such assets shall be held by the SpinCo U.S. Pension Trust for the exclusive benefit of the participants in the SpinCo U.S. Pension Plan, and (ii) the accrued benefits as of the Distribution Date of each SpinCo U.S. Pension Participant may not be decreased by amendment or otherwise. Following the date of this Agreement, Honeywell and SpinCo shall use commercially reasonable efforts to cooperate in administering the SpinCo U.S. Pension Plan, including by exchanging any necessary participant records, engaging recordkeepers, administrators, providers, insurers and other third parties and making any and all filings and submissions to the appropriate Governmental Authorities in effectuating the provisions of this Section 8.01 (including IRS Forms 5310-A in respect of the transfers of assets and, in the event that the transactions contemplated by this Agreement constitute a “reportable event” within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder for which the applicable notice period has not been waived, timely notification to the Pension Benefit Guaranty Corporation and filing of all reports required in connection therewith). For the avoidance of doubt, the SpinCo U.S. Pension Plan shall be a SpinCo Benefit Plan. Notwithstanding anything to the contrary in this Agreement, for purposes of this Section 8.01, “Former SpinCo Employee” shall mean each individual who is listed on the attachments to the Honeywell Pension Plan and the SpinCo U.S. Pension Plan as of the SpinCo U.S. Pension Transfer Date.

Section 8.02.    Non-U.S. Partial Transfer Pension Plans. Except as required by applicable Law or under the terms of a Local Agreement, Honeywell and SpinCo shall use commercially reasonable efforts to effectuate an assignment and transfer of Liabilities for vested and unvested benefits relating to SpinCo Employees, SpinCo LTD Employees and Former SpinCo Employees, and an amount of assets related thereto, under any non-U.S. defined benefit pension plans sponsored by Honeywell or a member of the Honeywell Group in respect of employees in Germany or Switzerland (each, a “Honeywell Partial Transfer Pension Plan”) to a non-U.S. defined benefit pension plan or plans sponsored by SpinCo (each, a “SpinCo Partial Transfer Pension Plan”) in accordance with the principles of Section 8.01 (or any analogous principles or other requirements under applicable Law), except that the amount of assets transferred from any such Honeywell Partial Transfer Pension Plan (or any trust related thereto) to a corresponding SpinCo Partial Transfer Pension Plan (or any trust related thereto) shall be determined on a plan-by-plan, country-by-country (or, if required by applicable Law, other jurisdiction-by-jurisdiction) basis and shall be equal to the amount required to be transferred by applicable Law or the terms of the applicable SpinCo Partial Transfer Pension Plan (including any insurance policies identified for any applicable participant), whichever is higher, in such country (or other required jurisdiction). For the avoidance of doubt, any such SpinCo Partial Transfer Pension Plan shall be a SpinCo Benefit Plan.

Section 8.03.    Non-U.S. Full Transfer Pension Plans. Following the Distribution, the SpinCo Group shall retain sponsorship of the defined benefit pension plans in Ireland and Japan (the “SpinCo Full Transfer Pension Plans”) and all assets and Liabilities arising out of or relating to such plans. For the avoidance of doubt, each of the SpinCo Full Transfer Pension Plans shall be a SpinCo Benefit Plan.

ARTICLE 9

DEFINED CONTRIBUTION PLANS

Section 9.01.    SpinCo 401(k) Plan. Effective as of the Distribution, SpinCo shall establish a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “SpinCo 401(k) Plan”) providing benefits to the SpinCo Employees participating in any qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code sponsored by any member of the Honeywell Group (collectively, the “Honeywell 401(k) Plans”) as of the Distribution.

Section 9.02.    401(k) Rollover. As of the Distribution, the Honeywell Group shall permit each SpinCo Employee to elect, and the SpinCo Group shall cause the SpinCo 401(k) Plan to accept, in accordance with applicable Law and the terms of the Honeywell 401(k) Plans and the SpinCo 401(k) Plan, a rollover of the account balances (including earnings through the date of transfer and promissory notes evidencing all outstanding loans) of such SpinCo Employee under the Honeywell 401(k) Plans, if such rollover is elected in accordance with applicable Law and the terms of the Honeywell 401(k) Plan and by such employee. Upon completion of a transfer of the account balances of any SpinCo Employee, as described in this Section 9.02, SpinCo and the SpinCo 401(k) Plan shall be responsible for all Liabilities of the Honeywell Group under the Honeywell 401(k) Plan with respect to any SpinCo Employee or Former SpinCo Employee whose account balance was transferred to the SpinCo 401(k) Plan (and his or her respective beneficiaries), and the Honeywell Group and the Honeywell 401(k) Plan shall have no Liabilities to provide such participants (or any of their beneficiaries) with benefits under the Honeywell 401(k) Plan. In the event that the elections by SpinCo Employees pursuant to this Section 9.02 in connection with the Distribution result in a mass rollover, Honeywell and SpinCo shall use commercially reasonable efforts to cooperate to effect such mass rollover, including by exchanging any necessary participant records and engaging recordkeepers, administrators, providers, insurers and other third parties.

Section 9.03.    Employer 401(k) Plan Contributions. The Honeywell Group shall remain responsible for making all employer contributions under the Honeywell 401(k) Plan with respect to any SpinCo Employees or Former SpinCo Employees relating to periods prior to the Distribution; provided that, prior to the rollover of any SpinCo Employee’s or Former SpinCo Employee’s account pursuant to Section 9.02, the Honeywell Group shall make all employer contributions with respect to such SpinCo Employee or Former SpinCo Employee required under the Honeywell 401(k) Plan for periods of time prior to the Distribution. Any such contributions that are unvested as of the Distribution shall be treated in accordance with the terms of the Honeywell 401(k) Plan. On and after the Distribution, the SpinCo Group shall be responsible for all employer contributions under the SpinCo 401(k) Plan with respect to any SpinCo Employees or Former SpinCo Employees.

Section 9.04.    Stock Considerations. Following the Distribution, SpinCo Employees and Former SpinCo Employees shall not be permitted to acquire shares of Honeywell Common Stock in any stock fund under the SpinCo 401(k) Plan.

Section 9.05.    Limitation of Liability. For the avoidance of doubt, Honeywell shall have no responsibility for any failure of SpinCo to properly administer the SpinCo 401(k) Plan in accordance with its terms and applicable Law, including any failure to properly administer the accounts of SpinCo Employees, Former SpinCo Employees and their respective beneficiaries, including accounts rolled over in accordance with Section 9.02, in such SpinCo 401(k) Plan.

Section 9.06.    Non-U.S. Defined Contribution Plans. The treatment of any Honeywell Benefit Plan that is a defined contribution plan for the benefit of employees outside of the United States and in which any SpinCo Employee, SpinCo LTD Employee or Former SpinCo Employee participates (each, a “Non-U.S. DC Plan”) shall be governed by the applicable Local Agreement; provided, that if a Local Agreement does not address the treatment of an applicable Non-U.S. DC Plan, then Honeywell and SpinCo shall use commercially reasonable efforts to cause any such Non-U.S. DC Plan to be treated in a manner that is consistent with applicable Law and, to the extent practicable, the general principles of this ARTICLE 9.

ARTICLE 10

NONQUALIFIED DEFERRED COMPENSATION

Section 10.01.    SpinCo Nonqualified Deferred Compensation Plans. Notwithstanding Section 2.06 or any other provision of this Agreement to the contrary, following the Distribution, the Honeywell Group shall retain sponsorship of the Honeywell Nonqualified Deferred Compensation Plans and all assets and Liabilities arising out of or relating to the Honeywell Nonqualified Deferred Compensation Plans; provided that, except as required by applicable Law, on or prior to the Distribution, Honeywell shall assign, and SpinCo shall accept such assignment (or cause such assignment to be accepted), to a new nonqualified deferred compensation plan (or plans) sponsored by SpinCo with terms and conditions that are substantially similar to the corresponding Honeywell Nonqualified Deferred Compensation Plan (together, the “SpinCo Nonqualified Deferred Compensation Plans”) all Liabilities under the Honeywell Nonqualified Deferred Compensation Plans relating to (a) in the case of any Honeywell Nonqualified Deferred Compensation Plan that provides defined benefit pension benefits. SpinCo Employees, SpinCo LTD Employees and Former SpinCo Employees and (b) in the case of all other Honeywell Nonqualified Deferred Compensation Plans, SpinCO Employees and SpinCo LTD Employees (but not Former SpinCo Employees). The Parties hereto agree that none of the transactions contemplated by the Separation Agreement or any of the Ancillary Agreements, including this Agreement, will trigger a payment or distribution of compensation under the Honeywell Nonqualified Deferred Compensation Plans or the SpinCo Nonqualified Deferred Compensation Plans to any SpinCo Employee, SpinCo LTD Employee or Former SpinCo Employee (and their respective beneficiaries) and, consequently, that the payment or distribution of any compensation to which any SpinCo Employee, SpinCo LTD Employee or Former SpinCo Employee (and their respective beneficiaries) is entitled under the Honeywell Nonqualified Deferred Compensation Plans and the SpinCo Nonqualified Deferred Compensation Plans will occur upon the time or times provided for under the applicable Honeywell Nonqualified Deferred Compensation Plans and the SpinCo Nonqualified Deferred Compensation Plans and such SpinCo Employee’s, SpinCo LTD Employee’s or Former SpinCo Employee’s deferral elections (which SpinCo shall cause such SpinCo Nonqualified Deferred Compensation Plans to recognize and maintain). Without limiting the generality of Section 4.01 and subject to Section 16.09, Honeywell and SpinCo shall use commercially reasonable efforts to cooperate in administering the Honeywell Nonqualified Deferred Compensation Plans and the SpinCo Nonqualified Deferred Compensation Plans for purposes of satisfying any obligations relating to the participation of any SpinCo Employee, SpinCo LTD Employee or Former SpinCo Employee, including by exchanging any necessary participant records and engaging recordkeepers, administrators, providers, insurers and other third parties. For the avoidance of doubt, each SpinCo Nonqualified Deferred Compensation Plan shall be a SpinCo Benefit Plan.

Section 10.02.    No Transfer of Assets. Except as required by applicable Law, nothing in this Agreement shall require any member of the Honeywell Group or the Honeywell Nonqualified Deferred Compensation Plans to transfer assets or reserves with respect to the Honeywell Nonqualified Deferred Compensation Plans to any member of the SpinCo Group or the Spinco Nonqualified Deferred Compensation Plans.

Section 10.03.    Employer Nonqualified Deferred Compensation Plan Contributions. The Honeywell Group shall remain responsible for making all employer contributions under the Honeywell Nonqualified Deferred Compensation Plans with respect to any SpinCo Employees, SpinCo LTD Employees or Former SpinCo Employees relating to periods prior to the Distribution. Any such contributions that are unvested as of the Distribution shall continue to vest in accordance with their terms. On and after the Distribution, the SpinCo Group shall be responsible for all employer contributions under the SpinCo Nonqualified Deferred Compensation Plans with respect to any SpinCo Employees, SpinCo LTD Employees or Former SpinCo Employees.

Section 10.04.    Stock Considerations. Immediately prior to the Distribution, Honeywell shall cause any investments or notional investments in Honeywell Common Stock that are credited to any deferral accounts under the Honeywell Nonqualified Deferred Compensation Plans that will be transferred to a SpinCo Nonqualified Deferred Compensation Plan in accordance with Section 10.01 to be converted into a cash amount equal to the product of (a) the number of shares of Honeywell Common Stock in which such accounts are invested or notionally invested, multiplied by (b) the “regular way” closing price of a share of Honeywell Common Stock on the last trading day immediately prior to the Distribution Date (the “Converted NQDC Stock Amounts”). Following the Distribution, SpinCo Employees, SpinCo LTD Employees and Former SpinCo Employees shall not be permitted to acquire shares of Honeywell Common Stock in any stock fund or deferral account under the SpinCo Nonqualified Deferred Compensation Plans (and SpinCo shall cause the Converted NQDC Stock Amounts, if required under the terms of the applicable SpinCo Nonqualified Deferred Compensation Plan, to be invested or notionally invested in an investment other than Honeywell Common Stock).

Section 10.05.    Limitation of Liability. Honeywell shall have no responsibility for any failure of SpinCo to properly administer the SpinCo Nonqualified Deferred Compensation Plans in accordance with their terms and applicable Law, including any failure to properly administer the accounts of SpinCo Employees, SpinCo LTD Employees or Former SpinCo Employees and their respective beneficiaries in such SpinCo Nonqualified Deferred Compensation Plans.

ARTICLE 11

VACATION

Section 11.01.    Vacation. Upon the Distribution, the SpinCo Group shall assume and be solely responsible for all Liabilities for vacation accruals and benefits with respect to each SpinCo Employee; provided, however, that (a) for purposes of determining the number of vacation days to which such employee shall be entitled following the Distribution, SpinCo and its Subsidiaries shall assume and honor all vacation days accrued or earned but not yet taken by such employee, if any, as of the Distribution, and (b) to the extent such employee is entitled under any applicable Law or any policy of his or her respective employer that is a member of the Honeywell Group, as the case may be, to be paid for any vacation days accrued or earned but not yet taken by such employee as of the Distribution, SpinCo shall assume and be solely responsible for the Liability to pay for such vacation days.

ARTICLE 12

LONG-TERM INCENTIVE COMPENSATION AWARDS

Section 12.01.    SpinCo Long-Term Incentive Plan. Prior to the Distribution, Honeywell shall cause SpinCo to adopt a long-term incentive plan or program, to be effective immediately prior to the Distribution (the “SpinCo Long-Term Incentive Plan”) and Honeywell shall approve the SpinCo Long-Term Incentive Plan as the sole stockholder of SpinCo.

Section 12.02.    Equity Award Adjustments. Each outstanding equity award granted under the Honeywell Equity Plans held by any individual as of the Distribution shall be adjusted in accordance with the resolutions adopted by the Management Development and Compensation Committee of Honeywell in connection with the Distribution. Equity awards that are covered by this Section 12.02 shall not be exercisable and/or settled during a period beginning on a date prior to the Distribution Date determined by Honeywell in its sole discretion, and continuing until the adjustments made pursuant to such resolutions are completed, as determined by Honeywell in its sole discretion. Equity awards that remain outstanding under the Honeywell Equity Plans shall remain subject to all terms and conditions of the Honeywell Equity Plans, including the adjustment provisions thereof. For the avoidance of doubt, this Section 12.02 shall not apply to any awards that are canceled or converted pursuant to Section 12.03.

Section 12.03.    Treatment of Incentive Awards Upon Distribution. Notwithstanding anything in this Agreement, the Honeywell Equity Plans or an applicable award agreement to the contrary, the following shall apply to awards under the Honeywell Equity Plans held by SpinCo Employees (including GPUs) that remain outstanding as of the Distribution Date: (a) stock options that are vested as of the Distribution Date shall remain outstanding through the earlier of (i) exercise by the applicable SpinCo Employee and (ii) the applicable scheduled expiration date of such stock options (disregarding for purposes of this clause (ii) the effect of any termination of employment with the SpinCo Group), and shall otherwise remain subject to the terms of the applicable Honeywell Equity Plan (the “Continuing Options”) and applicable award agreement; (b) stock option awards that were granted prior to January 1, 2018 and are unvested as of the Distribution Date shall be canceled effective as of the Distribution Date and, in respect of each such canceled stock option award, SpinCo shall grant to the applicable SpinCo Employee an award of restricted stock units relating to a number of shares of SpinCo Common Stock (“SpinCo RSUs”) with a SpinCo RSU Value equal to the Spread Value of such canceled stock option award and with the same vesting schedule and other terms and conditions (other than any such terms and conditions that are not applicable to full-value stock awards) that applied to such canceled stock option award as of the Distribution Date; provided that any such stock option awards that have an exercise price per share of Honeywell Common Stock in excess of the “regular way” closing price of a share of Honeywell Common Stock on the last trading day immediately prior to the Distribution Date shall be canceled with no consideration payable therefor; (c) stock option awards that were granted in 2018 and remain unvested as of the Distribution Date shall be canceled effective as of the Distribution Date and, in respect of each such canceled stock option award, SpinCo shall grant to the applicable SpinCo Employee an award of SpinCo RSUs with a SpinCo RSU Value equal to the Formula Value of such canceled stock option award and with the same vesting schedule and other terms and conditions (other than any such terms and conditions that are not applicable to full-value stock awards) that applied to such canceled stock option award as of the Distribution Date; (d) restricted stock unit awards shall be canceled effective as of the Distribution Date and, in respect of each such canceled restricted stock unit award, SpinCo shall grant to the applicable SpinCo Employee an award of SpinCo RSUs with a SpinCo RSU Value equal to the Honeywell RSU Value and with the same vesting schedule and other terms and conditions that applied to such canceled restricted stock unit award as of the Distribution Date; (e) SpinCo shall assume the obligation to make payments in respect of all outstanding GPU awards granted to SpinCo Employees in respect of the 2016-2017 performance period applicable to such GPU awards, and shall make payments for such awards on the regularly scheduled payment date of such awards in the first calendar quarter of 2019, subject to the applicable SpinCo Employee’s continued employment with SpinCo through the applicable payment date; (f) (i) performance stock units and cash units granted in respect of the Honeywell 2017-2019 Performance Plan, and (ii) performance-based restricted stock units granted prior to January 1, 2017 (the “Pre-2017 PSUs”), in each case that are held by the SpinCo Employees and outstanding as of the Distribution Date shall be canceled as of the Distribution Date and, in respect of such canceled awards, SpinCo shall grant to the applicable SpinCo Employees an award of SpinCo RSUs with a SpinCo RSU Value equal to a value determined by Honeywell based on the estimated performance against the performance metrics applicable to such 2017-2019 Performance Plan awards as of the latest practicable date prior to the Distribution Date (or, with respect to the Pre-2017 PSUs, based on Honeywell’s relative total shareholder return over a truncated performance period ending immediately prior to the Distribution Date, as determined by Honeywell) and with the same vesting schedule and other terms and conditions (other than any performance vesting requirements or other performance criteria) that applied to such canceled awards as of the Distribution Date; and (g) any and all other long-term incentive awards (including, without limitation, any performance stock units and cash units granted in respect of the Honeywell 2018-2020 Performance Plan) shall be canceled as of the Distribution Date, and from and after the Distribution Date, Honeywell shall have no liabilities or other obligations arising out of or related to such awards; provided that, with respect to each of the conversions pursuant to clauses (b), (c), (d) and (f), the number of shares shall be rounded up to the nearest whole SpinCo share.

Section 12.04.    Cooperation. For so long as any equity award in respect of Honeywell Common Stock is outstanding and held by a SpinCo Employee or Former SpinCo Employee, the Honeywell Group and the SpinCo Group shall reasonably cooperate in the exchange of information and take any action necessary to administer such equity awards following the Distribution, including the following: (a) SpinCo shall notify Honeywell in writing within five (5) days of any change in employment status (including, without limitation, termination of employment), (b) the Parties shall exchange any information necessary to satisfy their obligations under Section 12.03, (c) the Parties shall take any steps necessary to ensure that the employee-paid portion of any Taxes (including any Employment Taxes) required to be withheld upon the exercise of any such equity award is withheld by or paid over to, as applicable, the applicable Party responsible for remitting such amount to the appropriate Taxing Authority as promptly as reasonably practicable, (d) SpinCo shall provide payroll information to Honeywell in respect of SpinCo Employees and Former SpinCo Employees, including year-to-date amounts withheld for Federal Insurance Contribution Act Taxes, Medicare Taxes and supplemental compensation, (e) any U.S. Federal, state and local income Tax deduction arising as a result of the exercise of any Continuing Options held by a SpinCo Employee or Former SpinCo Employee shall be claimed by a member of the Honeywell Group; provided, however, that if a deduction claimed by a member of the Honeywell Group pursuant to this Section 12.04 is disallowed by a Taxing Authority for any reason, a member of the SpinCo Group shall amend its Tax Return to claim such deduction and pay to Honeywell an amount equal to the tax benefit actually realized by the SpinCo Group resulting from such deduction; provided, further, that Honeywell, upon the request of SpinCo, shall repay any amount paid to Honeywell under the immediately preceding proviso (plus any interest imposed by the relevant Taxing Authority) in the event SpinCo is required to surrender such tax benefit and (f) the Parties shall cooperate following the Distribution, so that the value of any tax benefit actually realized by any member of the Honeywell Group in connection with the vesting, settlement or exercise of any Award other than the Continuing Options shall be transferred to SpinCo following the Distribution.

Section 12.05.    Treatment of Reimbursements. Any cash payment made by SpinCo to Honeywell in respect of any award exercised for Honeywell Common Stock pursuant to this ARTICLE 12 shall be treated by Honeywell and SpinCo for all Tax purposes as purchase price or partial purchase price for the shares of Honeywell Common Stock equal to the value of any such cash payment, and not as a distribution from SpinCo to Honeywell immediately prior to the Distribution or as consideration for any property contributed to SpinCo in connection with the transactions contemplated by the Separation Agreement. Any cash payment made by Honeywell to SpinCo pursuant to this ARTICLE 12 shall be treated for all Tax purposes as a contribution from Honeywell to SpinCo immediately prior to the Distribution.

Section 12.06.    Treatment of UK Share Plan. Effective as of the Distribution, SpinCo Employees shall cease actively participating in the Honeywell Share Builder Plan (the “UK Share Purchase Plan”) and shall no longer be entitled to make any additional contributions to such UK Share Purchase Plan to purchase Honeywell Common Stock, or to receive any “Matching Shares” as defined in the UK Share Purchase Plan. The Parties expect that SpinCo shall establish a similar plan to the UK Share Purchase Plan for the benefit of SpinCo Employees in the United Kingdom effective as of Distribution.

Section 12.07.    Treatment of Irish Share Plan. Effective as of the Distribution, Honeywell Employees shall cease actively participating in the Honeywell International Technologies Limited Employees Share Ownership Plan (the “Irish ESOP”) and the Honeywell Measurex (Ireland) Limited Group Employee Profit Sharing Scheme (the “Irish Profit Sharing Scheme”), and shall not be able to effectuate any additional share purchases thereunder. SpinCo shall retain or assume all Liabilities under the Irish ESOP and the Irish Profit Sharing Scheme.

ARTICLE 13

NON-U.S. EMPLOYEES

Section 13.01.    Treatment of Non-U.S. Employees. Honeywell Employees and SpinCo Employees who reside outside of the United States or otherwise are subject to non-U.S. Law (“Non-U.S. Employees”) and their related benefits and Liabilities shall be treated under this Agreement in the same manner as the Honeywell Employees and SpinCo Employees, respectively, who are residents of the United States and are not subject to non-U.S. Law; provided that, notwithstanding anything to the contrary in this Agreement, all actions taken with respect to such Non-U.S. Employees shall be subject to and accomplished in accordance with applicable Law in the custom of the applicable jurisdictions and may be effectuated by implementation of a Local Agreement. In the case of a conflict between the terms and provisions of this Agreement and a Local Agreement, the terms and provisions of such Local Agreement shall control.

ARTICLE 14

COOPERATION; ACCESS TO INFORMATION; LITIGATION; CONFIDENTIALITY

Section 14.01.    Cooperation. Following the date of this Agreement, the Parties shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to cooperate with respect to any employee compensation or benefits matters that either Party reasonably determines require the cooperation of the other Party in order to accomplish the objectives of this Agreement. Without limiting the generality of the preceding sentence, (a) Honeywell, SpinCo and their respective Subsidiaries shall cooperate in connection with any audits of any Benefit Plan with respect to which such Party may have Information, (b) Honeywell, SpinCo and their respective Subsidiaries shall cooperate in connection with any audits of their respective payroll services (whether by a Governmental Authority in the United States or otherwise) in connection with the services provided by one Party to the other Party and (c) Honeywell, SpinCo and their respective Subsidiaries shall cooperate in good faith in connection with the notification and consultation with labor unions and other employee representatives of employees of the Honeywell Group and the SpinCo Group. With respect to each Benefit Plan, the obligations of the Honeywell Group and the SpinCo Group to cooperate pursuant to this Section 14.01 or any other provision of this Agreement shall remain in effect until the later of (i) the date all audits of such Benefit Plan with respect to which a Party may have Information have been completed, (ii) the date the applicable statute of limitations with respect to such audits has expired and (iii) the date the Honeywell Group discharges all obligations to SpinCo Employees, Former SpinCo Employees and their respective beneficiaries under such Benefit Plan.

Section 14.02.    Access to Information; Privilege; Confidentiality. Except as would be inconsistent with Section 14.01 or any other provision of this Agreement relating to cooperation, Article VII of the Separation Agreement is hereby incorporated into this Agreement mutatis mutandi.

ARTICLE 15

TERMINATION

Section 15.01.    Termination. This Agreement may be terminated by Honeywell at any time, in its sole discretion, prior to the Distribution; provided, however, that this Agreement shall automatically terminate upon the termination of the Separation Agreement in accordance with its terms.

Section 15.02.    Effect of Termination. In the event of any termination of this Agreement prior to the Distribution, none of the Parties (or any of its directors or officers) shall have any Liability or further obligation to any other Party under this Agreement.

ARTICLE 16

MISCELLANEOUS

Section 16.01.    Incorporation of Indemnification Provisions of Separation Agreement. In addition to the specific indemnification provisions in this Agreement, Article VI of the Separation Agreement is hereby incorporated into this Agreement mutatis mutandi.

Section 16.02.    Additional Indemnification. If the Parties determine that SpinCo is unable to establish any SpinCo Benefit Plan as of the Distribution Date (or the applicable Welfare Plan Date, if applicable) that it is required under this Agreement to establish by such date, then SpinCo shall indemnify, defend and hold harmless each of the Honeywell Indemnitees from and against any and all Liabilities of the Honeywell Indemnitees relating to, arising out of or resulting from participation by any SpinCo Employee, SpinCo LTD Employee or Former SpinCo Employee on or after the Distribution Date (or the applicable Welfare Plan Date) in any such Honeywell Benefit Plan due to the failure to timely establish such SpinCo Benefit Plan or Plans. In addition, SpinCo shall indemnify, defend and hold harmless each of the Honeywell Indemnitees from and against any and all Liabilities of the Honeywell Indemnities relating to, arising out of or resulting from any claim by any SpinCo Employee, SpinCo LTD Employee or Former SpinCo Employee that Honeywell or any other member of the Honeywell Group is a “joint employer” or “co-employer” (or term of similar meaning under applicable Law) with SpinCo or any other member of the SpinCo Group of any such SpinCo Employee, SpinCo LTD Employee or Former SpinCo Employee on or after the Distribution Date (including, except as otherwise specifically provided in this Agreement or the TSA, with respect to a claim that any of the foregoing are entitled to participate in any Honeywell Benefit Plan at any time on or after the Distribution Date).

Section 16.03.    Further Assurances. Article IX of the Separation Agreement is hereby incorporated into this Agreement mutatis mutandi.

Section 16.04.    Administration. SpinCo hereby acknowledges that Honeywell has provided or will provide administration services for certain SpinCo Benefit Plans, and SpinCo agrees to assume responsibility for the administration and administration costs of such plans and each other SpinCo Benefit Plan. The Parties shall cooperate in good faith to complete such transfer of responsibility on commercially reasonable terms and conditions effective no later than the Distribution or the applicable Welfare Plan Date or Workers’ Compensation Plan Date.

Section 16.05.    Third-Party Beneficiaries. Except as otherwise may be provided in the Separation Agreement with respect to the rights of any Honeywell Indemnitee or SpinCo Indemnitee, (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 16.06.    Employment Tax Reporting Responsibility. To the extent applicable, the Parties hereby agree to follow the alternate procedure for U.S. Employment Tax withholding as provided in Section 5 of Rev. Proc. 2004-53, I.R.B. 2004-35. Accordingly, except as otherwise provided in Section 12.04, the members of the Honeywell Group shall not have any Employment Tax reporting responsibilities, and the members of the SpinCo Group shall have full Employment Tax reporting responsibilities for SpinCo Employees on and after the Distribution.

Section 16.07.    Data Privacy. The Parties agree that any applicable data privacy laws and any other obligations of the SpinCo Group and the Honeywell Group to maintain the confidentiality of any Information relating to employees in accordance with applicable Law shall govern the disclosure of Information relating to employees among the Parties under this Agreement. Honeywell and SpinCo shall ensure that they each have in place appropriate technical and organizational security measures to protect the personal data of the SpinCo Employees and Former SpinCo Employees. Additionally, each Party shall sign any documentation as may be required to comply with applicable data privacy Laws.

Section 16.08.    Section 409A. Honeywell and SpinCo shall cooperate in good faith and use reasonable best efforts to ensure that the transactions contemplated by the Separation Agreement and the Ancillary Agreements, including this Agreement, will not result in adverse tax consequences under Section 409A of the Code to any SpinCo Employee or Former SpinCo Employee (or any of their respective beneficiaries), in respect of their respective benefits under any Benefit Plan.

Section 16.09.    Confidentiality. (a) Each of Honeywell and SpinCo, on behalf of itself and each Person in its respective Group, shall, and shall cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to, hold, in strict confidence and not release or disclose, with at least the same degree of care, but no less than a reasonable degree of care, that it applies to its own confidential and proprietary Information pursuant to policies in effect as of the Distribution, all Information concerning the other Group or its business that is either in its possession (including Information in its possession prior to the Distribution) or furnished by the other Group or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder, except, in each case, to the extent that such Information is (i) in the public domain through no fault of any member of the Honeywell Group or the SpinCo Group, as applicable, or any of its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by any of Honeywell, SpinCo or its respective Group, directors, officers, employees or agents, accountants, counsel and other advisors and representatives, as applicable, which sources are not themselves bound by a confidentiality obligation to the knowledge of any of Honeywell, SpinCo or Persons in its respective Group, as applicable, regarding such Information, (iii) independently generated without reference to any proprietary or confidential Information of the Honeywell Group or the SpinCo Group, as applicable, or (iv) required to be disclosed by applicable Law; provided, however, that the Person required to disclose such Information gives the applicable Person prompt and, to the extent reasonably practicable, prior notice of such disclosure and an opportunity to contest such disclosure and shall use commercially reasonable efforts to cooperate, at the expense of the requesting Person, in seeking any reasonable protective arrangements requested by such Person. In the event that such appropriate protective order or other remedy is not obtained, the Person that is required to disclose such Information shall furnish, or cause to be furnished, only that portion of such Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Information. Notwithstanding the foregoing, each of Honeywell and SpinCo may release or disclose, or permit to be released or disclosed, any such Information concerning the other Group (A) to their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of the obligations hereunder with respect to such Information) and (B) to any nationally recognized statistical rating agency as it reasonably deems necessary, solely for the purpose of obtaining a rating of securities upon normal terms and conditions; provided, however, that the Party whose Information is being disclosed or released to such rating agency is promptly notified thereof.

(b)    Without limiting the foregoing, when any Information concerning the other Group or its business is no longer needed for the purposes contemplated by this Agreement, each of Honeywell and SpinCo shall, promptly after request of the other Party, either return all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party, as applicable, that it has destroyed such Information (and used commercially reasonable efforts to destroy all such Information electronically preserved or recorded within any computerized data storage device or component (including any hard-drive or database)).

Section 16.10.    Additional Provisions. Article XI of the Separation Agreement is hereby incorporated into this Agreement mutatis mutandi.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

HONEYWELL INTERNATIONAL INC.

By:	/s/ Richard E. Kent
Name: Richard E. Kent Title: Vice President, Deputy General Counsel, Finance and Assistant Secretary

GARRETT MOTION INC.

By:	/s/ Su Ping Lu
Name: Su Ping Lu Title: President